Exhibit 99.1


                                  PRESS RELEASE


FOR IMMEDIATE RELEASE:                     CONTACT:

Tremont Corporation                                    Robert E. Musgraves
1999 Broadway, Suite 4300                              Vice President and
General Counsel
Denver,  Colorado  80202                               (303) 296-5600


                     TREMONT ANNOUNCES LITIGATION DEVELOPMENT

      DENVER, COLORADO . . . June 17, 1997 . . . Tremont Corporation (NYSE: TRE) announced today that the Delaware Supreme Court has reversed and remanded for further proceedings the previously announced trial court ruling in favor of the defense in the stockholder derivative case of Kahn v. Tremont Corporation, et al. The suit was originally filed in 1991 following the purchase by Tremont of
7.8 million common shares of NL Industries, Inc. (NYSE: NL) from Valhi Inc. (NYSE: VHI), then the principal stockholder of Tremont. The defendants in the action include Valhi and the members of Tremont's board of directors. In March 1996, the Delaware Court of Chancery ruled in favor of the defendants after a trial on the merits. Tremont stated that the defendants in the action are expected to continue their vigorous defense of the suit.

      Tremont, headquartered in Denver, Colorado, is principally a holding company with operations in the titanium metals business conducted through Titanium Metals Corporation (NADSAQ: TIMT), in the titanium dioxide business conducted through NL and in real estate development conducted through Victory Valley Land Company, L.P.